Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-182417 on Form N-1A of our report dated July 1, 2019, relating to our audit of the financial statements and financial highlights, which appear in the April 30, 2019 Annual Report to Shareholders of Anfield Capital Diversified Alternatives ETF Fund, a series of the Two Roads Shared Trust, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Fund Service Providers”, “Financial Highlights”, "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 28, 2019